EXHIBIT 21

Subsidiaries of the Registrant

Parent

Cascade Financial Corporation

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

Cascade Bank	100%	Washington
Cascade Capital Trust I	100%	Delaware
Cascade Capital Trust II	100%	Delaware
Cascade Investment Services, Inc. (b)	100%	Washington

(a)	The operation of the Corporation’s wholly owned subsidiaries are included in the Corporation’s Financial Statements contained in the Annual Report attached hereto as Exhibit 13.

(b)	Wholly-owned subsidiary of Cascade Bank. This subsidiary was closed effective December 31, 2005.